                                                                      EXHIBIT 14

                         PURCHASE AGREEMENT AND WAIVER
                         -----------------------------


     THIS PURCHASE AGREEMENT AND WAIVER (this "Agreement") is made and entered into as of this 29th day of November, 1994 by and among HEALTHCARE RESOURCES I, L.P. (the "Seller") and FORUM HOLDINGS, L.P. ("Holdings").

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, the Seller owns 2,292,056 shares (the "Shares") of the common stock (the "Forum Stock") of Forum Group, Inc., an Indiana corporation ("Forum"), and a Forum Group, Inc. Warrant to Purchase Common Stock dated June 14, 1993 acquired by Seller in connection with the purchase of a portion of the Shares from Forum (the "Forum Warrant Rights"); and

     WHEREAS, the Seller desires to sell and Holdings desires to purchase 1,146,028 shares of the Shares and 50% of the Forum Warrant Rights pursuant to the terms set forth herein;

     WHEREAS, simultaneously herewith the Seller is selling to Apollo FG Partners, L.P. ("Apollo") the remaining 1,146,028 shares of the Shares and the remaining 50% of the Forum Warrant Rights held by Seller (Holdings together with Apollo referred to collectively herein as the "Purchasers" and individually as a "Purchaser");

     WHEREAS, the Seller and the Purchasers are parties to that certain Shareholders' Agreement dated as of June 14, 1993, as amended (the "Shareholders' Agreement"), which Shareholders' Agreement imposes certain restrictions on the transfer of the Shares and the Forum Warrant Rights; and

     WHEREAS, the parties hereto wish to set forth their agreement with respect to the purchase and sale of the Shares and the Forum Warrant Rights by and to Holdings and, to the extent necessary or required by the Shareholders' Agreement or any other agreement to which any of them are a party, (i) consent to the purchase and sale of the Shares and the Forum Warrant Rights by and to the Purchasers and (ii) to waive any provisions in any such agreements that may restrict or conflict with such purchase and sale solely with respect thereto;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is acknowledged by the undersigned, the undersigned hereby agree as follows:

     1.  Agreement of Purchase and Sale.  Simultaneously with the execution
         ------------------------------
hereof, Holdings shall purchase from Seller and Seller shall sell to Holdings 1,146,028 shares of the Shares and 50% of the Forum Warrant Rights for the purchase price of $8,169,553.50 (the "Purchase Price"). Seller has made delivery of the Shares to the Purchasers by delivering share certificate(s) representing the Shares to Daniel A. Decker along with a stock power directing and authorizing the transfer of the Shares and the Forum Warrant Rights to and among the Purchasers in the respective amounts contemplated hereby. Holdings has paid the Purchase Price by making a wire transfer of the Purchase Price to Seller's account at National City Bank - Indiana, in accordance with the wire instructions attached hereto as Exhibit A.

     2.  Title to Shares and Forum Warrant Rights.  The Seller represents to
         ----------------------------------------
Holdings that (i) it has all right, title and interest in and to the Shares and the Forum Warrant Rights, free and clear of all liens, claims and encumbrances (other than those restrictions set forth in the Shareholders' Agreement, which restrictions have been waived by this Agreement), (ii) this Agreement has been duly authorized by all necessary partnership action on the part of Seller and constitutes a valid and binding obligation of Seller, (iii) the execution, delivery and performance of this Agreement by Seller does not (with or without the giving of notice, the passage of time or both) conflict with or constitute a breach of any obligation of Seller, and (iv) the Shares and Forum Warrant Rights (including the Shares and Forum Warrant Rights being sold concurrently herewith to Apollo) constitute all of the securities of Forum or Forum Retirement Partners, L.P. owned of record or beneficially by Seller or any affiliate of Seller (provided, however, this representation does not extend to the limited partners of the Seller).

     3.  Consent to Transfer; Waiver.  The parties hereto, who together with
         ---------------------------
Apollo constitute all of the parties to the Shareholders' Agreement, hereby consent to and approve the purchase and sale of the Shares and the Forum Warrant Rights by and to the Purchasers in the manner contemplated hereby and, to the extent necessary solely to permit such purchase and sale, waive any restriction or provision of the Shareholders' Agreement or of any other agreement to which they are a party which might affect or in any way restrict the parties' rights to consummate such purchase and sale (but such waiver shall be solely with respect to the sale of the Shares and Forum Warrant Rights to the Purchasers as contemplated hereby).

     4.  Assignment of Rights.  To the extent assignable, the Seller hereby
         --------------------
assigns to Holdings (i) all its rights, title and interest in and to that certain Equity Registration Rights Agreement made and entered into as of June 11, 1993 by and among

Forum, the Seller and the Purchasers (the "Registration Agreement"), to the extent the Registration Agreement relates to the Shares and Forum Warrant Rights purchased hereunder by Holdings and (ii) any other shares of Forum Stock which Seller has a right to receive to the extent such right relates to the Shares and Forum Warrant Rights purchased hereunder by Holdings.

     5.  Shareholders' Agreement.  Holdings hereby agrees that the Shares and
         -----------------------
Forum Warrant Rights purchased hereunder shall remain subject to the Shareholders' Agreement and that the Shareholders' Agreement shall remain in full force and effect among the Purchasers. Seller shall have no further rights or obligation pursuant to and under the Shareholders' Agreement.

     6.  Parties' Knowledge and Sophistication.  Holdings hereby represents that
         -------------------------------------
it (i) has sufficient knowledge and experience in financial and business matters to be able to evaluate the risks and merits of the investment represented by the purchase of the Shares and Forum Warrant Rights hereunder; (ii) is able to bear the economic risks of such investment, including the risk of losing all of such investment, and (iii) has no need for liquidity with respect to such investment. Holdings understands that no prospectus, offering circular or other offering statement containing information with respect to Forum and the Shares and Forum Warrant Rights or with respect to Forum's business is being issued by Forum and the Seller and Holdings has made its own inquiry and analysis with respect to Forum, the Shares and Forum Warrant Rights, Forum's business and other material factors affecting the investment in the Shares and Forum Warrant Rights hereunder. Each party acknowledges that it has either been supplied with or has had access to information to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions and receive answers from Forum management and from other knowledgeable individuals concerning Forum, its business and the Shares and Forum Warrant Rights so that as a reasonable investor, such party has been able to make an informed decision to purchase or sell, as the case may be, the Shares and Forum Warrant Rights hereunder. In determining to proceed with this transaction, each party has relied solely on the results of its own independent investigation with respect to the Shares and Forum Warrant Rights purchased and sold hereunder.

     7.  Manner of Sale.  The Shares and Forum Warrant Rights were not offered
         --------------
to Holdings by means of publicly disseminated advertisements or sales literature, or as a part of a general solicitation, nor is Holdings aware of any offers made to other persons by such means. Holdings understands that the Shares and Forum Warrant Rights (a) are not being registered (or, with respect to state securities or Blue Sky laws, otherwise qualified for sale) under the Securities Act of 1933, as amended (the "Act"), or under the securities or Blue Sky laws and regulations of any state, in reliance upon exemptions from registration and (b) cannot be sold, transferred or otherwise disposed of unless subsequently registered under the Act and applicable state securities or Blue Sky laws or pursuant to an exemption from such registration which is available at the time of desired sale, and will bear a legend to that effect.

     8.  Investment Intent.  Holdings is purchasing its respective portion of
         -----------------
the Shares and Forum Warrant Rights for its own account and for investment purposes and not with a view to resale or other distribution thereof inconsistent with or in violation of the federal securities laws or the securities or Blue Sky laws of any state. Holdings is purchasing its respective portion of the Shares and Forum Warrant Rights with its own funds and not for the account of any other person or entity or with the funds of any other person or entity. Holdings is not obligated to transfer its respective portion of the Shares and Forum Warrant Rights or any portion thereof to any other person or entity nor does it have any agreement or understanding to do so.

     9.  Agreement regarding Indemnification.  Without the prior written consent
         -----------------------------------
of the Seller, neither Holdings nor any of its affiliates shall take, join in or consent to any action, proceeding or transaction, the effect of which is to eliminate or limit any currently existing legal right to indemnification which Seller, its partners, employees or agents, or the affiliates of any of them, may have from Forum or any of its subsidiaries with respect to, arising out of or in connection with the acquisition or ownership by Seller of Forum Stock on or prior to the date hereof.

     10.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of New York, without regard to its principles of conflicts-of-laws.

     11.  Counterparts and Entire Agreement.  This Agreement may be executed in
          ---------------------------------
one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, among the parties with respect hereto.

     12.  Third Party Beneficiaries.  Apollo shall be a third party beneficiary
          -------------------------
of the provisions of paragraphs 3 and 5 hereof.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the day and year first above mentioned.


                                         HEALTHCARE RESOURCES I, L.P.

                                         By: EH Resources, Inc.
                                             its General Partner


                                         By: /s/ John W. Kneen
                                             --------------------------
                                              Name:  John W. Kneen
                                                   --------------------
                                              Title: Vice President
                                                     ------------------

                                         FORUM HOLDINGS, L.P.

                                         By: HRP Management, Ltd.,
                                             its General Partner

                                         By: HH Genpar Partners
                                             its General Partner

                                         By: Hampstead Associates, Inc.
                                         its Managing General Partner

                                         By: /s/ Daniel A. Decker
                                             --------------------------
                                              Name:____________________
                                              Title: __________________